UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELGENX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	87-0638336
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6420 Abrams, Ville Saint-Laurent, Quebec H4S 1Y2
(Address of principal executive offices)

IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan
(Full title of plan)

Horst G. Zerbe
President and Chief Executive Officer
IntelGenx Technologies Corp.
6420 Abrams, Ville Saint-Laurent, Quebec H4S 1Y2
(Name and address of agent for service)

(514) 331-7440
(Telephone number, including area code, of agent for service)

Copies to:
Richard Raymer
Dorsey & Whitney LLP
Brookfield Place
161 Bay Street, Suite 4310
Toronto, Ontario Canada M5J 2S1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ]	Smaller Reporting Company [ X ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	be Registered	Share(2)	Price	Fee(2)

Common shares issuable under the IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan	1,000,000(1)	$0.73	$730,000	$90.89

(1)	Represents the maximum number of common shares of the Registrant (as hereinafter defined) deliverable upon the redemption of the Performance Share Units and Restricted Share Units.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Common Shares on July 24, 2018, as quoted on the OTCQX.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering common shares (the “Common Shares”) of IntelGenx Technologies Corp. (the “Registrant” or “Company”) issuable pursuant to the redemption of performance share units (the “PSUs”) and restricted share units (the “RSUs”, and together with the PSUs, the “Awards”) under the IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan dated as of May 8, 2018 (the “PRSU Plan”).

On May 8, 2018, the Registrant’s shareholders authorized the adoption of the PRSU Plan.

This Registration Statement on Form S-8 registers 1,000,000 Common Shares issuable upon the redemption of the Awards under the PRSU Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 29, 2018;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2017.

(c)

The description of the Registrant’s shares of common stock set forth in the registration statement on Form 10SB12G, and any amendments thereto, registering the registrant’s common stock under Section 12 of the Securities Exchange Act of 1934, which was filed with the Securities and Exchange Commission on July 28, 2000, including any amendments or reports filed for the purpose of updating such description.

All reports filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections. Our bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit
4.1	IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1)
23.2	Consent of Richter LLP, Independent Registered Public Accountants
24.1	Power of Attorney (See Signature Pages)

Item 9.	Undertakings.

(a)      The Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville Saint-Laurent, Province of Quebec, on July 27, 2018.

INTELGENX TECHNOLOGIES CORP.

/s/ Horst G. Zerbe
Name:	Dr. Horst G. Zerbe
Title:	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Andre Godin
Name:	Andre Godin
Title:	Executive Vice President and Chief Financial
Officer
(Principal Accounting and Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst G. Zerbe his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Horst G. Zerbe	President, Chief Executive Officer and Director	July 27, 2018
(Principal Executive Officer)
Horst G. Zerbe

/s/ Andre Godin	Chief Financial Officer	July 27, 2018
Andre Godin	(Principal Accounting and Financial Officer)

/s/ J. Bernard Boudreau	Director	July 27, 2018
J. Bernard Boudreau

/s/ John S. Marinucci	Director	July 27, 2018
John S. Marinucci

/s/ Bernd J. Melchers	Director	July 27, 2018
Bernd J. Melchers

/s/Clemens Mayr	Director	July 27, 2018
Clemens Mayr

/s/ Mark Nawacki	Director	July 27, 2018
Mark Nawacki

EXHIBIT INDEX

Number	Exhibit
4.1	IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1)
23.2	Consent of Richter LLP, Independent Registered Public Accountants
24.1	Power of Attorney (See Signature Pages)